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                                                                    Exhibit 99.L

                               STOCK PURCHASE AGREEMENT


               THIS AGREEMENT ("Agreement") is made and entered into this 12th day of January, 1995, by and between LINPAC MOULDINGS LIMITED ("LINPAC"), with its principal office at Deykin Avenue, Witton, Birmingham B6 7HY, England on the one hand and Chesapeake Partners Limited Partnership, Chesapeake Partners Institutional Fund Limited Partnership and Chesapeake Partners International, Ltd. on the other hand (collectively, the "Shareholder on a joint and several basis").

               WHEREAS, ROPAK CORPORATION is a Delaware corporation (the "Company") with its principal office located at 660 S. State College Blvd., Fullerton, California 92631-5138;

               WHEREAS, the Shareholder owns 281,000 shares (the "Shares") of common stock of the Company (the "Common Stock");

               WHEREAS, the Shareholder desires to sell and LINPAC desires to purchase the Shares;

               NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants, agreements and promises herein contained, the parties agree as follows:

               SECTION 1.     PURCHASE AND SALE

               1.1. Purchase Price. The Purchase Price for the Shares shall be $11.00 per share.

               1.2. Additional Consideration. If LINPAC purchases any Common Stock for a per share price in excess of $11.00 per share during the period beginning on the date hereof and ending on September 30, 1995, then LINPAC shall, on or before October 31, 1995, pay the Shareholder, as additional consideration for the Shares, an amount per share equal to the difference between the highest per share price paid and $11.00. Notwithstanding the foregoing, LINPAC shall not be required to make any payment of additional consideration as a result of the purchase of any Common Stock pursuant to any existing agreement to which LINPAC is a party, including the purchase of any Common Stock pursuant to LINPAC's Agreement with certain Roper family members.

               SECTION 2.     CLOSING

               2.1. Closing. The transfer of stock (the "Closing") shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois on the date hereof.










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               2.2. Deliveries by LINPAC.  At the Closing, LINPAC shall deliver the following:

               (a)       $2,779,700 to:

                    $155,100 to:

               (b) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

               2.3. Deliveries by Shareholder. At the Closing, Shareholder shall deliver the following:

               (a) 281,000 shares of Common Stock by free delivery to the following account:

               (b) such other endorsements, instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

               SECTION 3.     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

               Shareholder represents and warrants to LINPAC as of the date hereof and as of the Closing, as follows:

               3.1. Authority. Shareholder has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the documents to be delivered at the Closing and to carry out the transactions contemplated hereby and thereby. Each of the three Shareholder entities is a validly existing limited partnership or corporation, as applicable, in good standing under its jurisdiction of organization. Chesapeake Partners Management Co., Inc. has authority to execute this Agreement on behalf of each Shareholder entity.

               3.2 Validity. This Agreement has been duly executed and delivered and constitutes the lawful, valid and binding obligation of Shareholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles, and except to the extent that indemnification for certain matters pertaining to Federal and state securities laws may not be enforceable on the grounds that such indemnification is contrary to public policy. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by Shareholder of this Agreement or the performance by Shareholder of its obligations hereunder.

               3.4.  Common Stock.   Shareholder is the owner of the  Shares and
     has  good, marketable and indefeasible title thereto and the absolute right








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     to  sell, assign,  transfer and  deliver the  same, free  and clear  of all claims,  security interests,  liens,  pledges, charges,  escrows,  options,
     proxies,   rights  of   first   refusal,   preemptive  rights,   mortgages,
     hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind.

               SECTION 4.     REPRESENTATIONS AND WARRANTIES OF LINPAC

               LINPAC hereby represents and warrants to Shareholder as of the date hereof and as of the Closing, as follows:

               4.1. Authority. LINPAC has all requisite power and authority, without the consent of any other person, to execute and deliver this Agreement and the documents to be delivered at the Closing, and to carry out the transactions contemplated hereby and thereby. LINPAC is a private company limited by shares organized and validly existing under the laws of the United Kingdom.

               4.2. Validity. This Agreement has been duly executed and delivered and constitutes the lawful, valid and legally binding obligation of LINPAC, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles, and except to the extent that indemnification for certain matters pertaining to Federal and state securities laws may not be enforceable on the grounds that such indemnification is contrary to public policy. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by LINPAC of this Agreement or the performance by LINPAC of its obligations hereunder.

               SECTION 5.     SURVIVAL AND INDEMNIFICATION

               The representations and warranties in this Agreement will survive the Closing. Each party shall indemnify and hold harmless the other from any and all loss, liability, cost, expense, claim or obligation arising from any breach of any representation and warranty or failure to fulfill any covenant hereunder. The representations and warranties in Section 3 hereof are the only representations and warranties made by Shareholder, and LINPAC is not relying on any other statements made by Shareholder and has conducted its own review of the Company for purposes of its investment in the Shares.

               SECTION 6.     GENERAL PROVISIONS

               6.1. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, commercial








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     overnight  courier  (such  as  Express Mail,  Federal  Express,  etc.) with written verification of receipt or by telecopy.

               6.2. Expenses.   Each party to  this Agreement shall  pay its own
     costs and expenses in connection with the transactions contemplated hereby.


               6.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which together constitute one and the same instrument.

               6.4. Entire Transaction. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the actions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof.










































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               IN  WITNESS WHEREOF, each of  the parties hereto  has executed or caused this Agreement to be executed all as of the date first written above.


     LINPAC MOULDINGS LIMITED           SHAREHOLDER

                                        CHESAPEAKE PARTNERS LIMITED
                                        PARTNERSHIP

     By:  /s/ David A. William          By:  CHESAPEAKE PARTNERS
          David A. Williams                  MANAGEMENT CO., INC.,
     Its: Managing Director                       General Partner


                                             By:  /s/ Mark D. Lerner
                                             Name:  Mark D. Lerner
                                             Title: Vice President


                                        CHESAPEAKE  PARTNERS INSTITUTIONAL  FUND
                                        LIMITED PARTNERSHIP

                                        By:  CHESAPEAKE PARTNERS MANAGEMENT CO.,
                                             INC., General Partner


                                             By:  /s/ Mark D. Lerner
                                             Name:  Mark D. Lerner
                                             Title: Vice President


                                        CHESAPEAKE PARTNERS INTERNATIONAL LTD.

                                        By:  CHESAPEAKE PARTNERS MANAGEMENT CO.,
                                             INC., Investment Manager


                                        By:  /s/ Mark D. Lerner
                                        Name:  Mark D. Lerner
                                        Title: Vice President